Exhibit 23.4

[American Appraisal China Limited Letterhead]

Watchdata Technologies Ltd.

No. 2 Wanhong West Street, Capital Airport Road

Chaoyang District, Beijing 100015

People’s Republic of China

CONSENT OF INDEPENDENT APPRAISER

American Appraisal China Limited (“AAC”) hereby consents to the references to AAC’s name and value conclusions for accounting purposes, with respect to its appraisal report addressed to the board of Watchdata Technologies Ltd. (the “Company”) and dated April 15th 2004, in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. AAC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

AMERICAN APPRAISAL CHINA LIMITED

By	/s/ Patrick Wu
Patrick Wu
Managing Director

Hong Kong, PRC

November 10, 2004